Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 2-60836 on Form N-1A of our report dated May 22, 2025, relating to the financial statements and financial highlights of BlackRock Advantage SMID Cap Fund, Inc. (the “Fund”), appearing in Form N-CSR of the Fund for the year ended March 31, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accountants” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 23, 2025